EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

Cytogen Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 33-30595, 33-52574, 33-57004, 33-63321, 333-00431, 333-04679, 333-27673, 333-48454, 333-58384, 333-59718, 333-75304 and 333-109986) on Form S-8 and the registration statements (Nos. 33-35140, 33-77396, 333-43809, 333-83215, 333-34550, 333-33436, 333-72226, 333-100315, 333-106797, 333-109344 and 333-110040) on Form S-3 of Cytogen Corporation of our report dated February 26, 2004, which report is based in part on a report of other auditors, with respect to the consolidated balance sheets of Cytogen Corporation and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss and cash flows for the years then ended, which report appears in the December 31, 2003 annual report on Form 10-K of Cytogen Corporation.

Our report refers to our audit of the adjustments that were applied to restate the 2001 consolidated financial statements, as more fully described in Note 1 to the consolidated financial statements. However, we were not engaged to audit, review, or apply any procedures to the 2001 consolidated financial statements other than with respect to such adjustments.

/s/ KPMG LLP

Princeton, New Jersey

March 12, 2004